Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Third Quarter 2019 Results

Irvine, CA, November 7, 2019 — Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the Company) announces its financial results for the quarter ended September 30, 2019.

For the third quarter of 2019, the Company reported net earnings of $1.4 million, or $0.07 per diluted common share, as compared to a net (loss) of $(45.4) million, or $(2.16) per diluted common share, for the third quarter of 2018.

For the third quarter of 2019, the Company reported core earnings of $7.9 million, or $0.37 per diluted common share, as compared to core earnings (loss) of $(6.8) million, or $(0.32) per diluted common share, for the third quarter of 2018.

Core earnings (loss) is not considered an accounting principle generally accepted in the United States of America (non-GAAP).  Core earnings is a financial measurement that is calculated by adjusting GAAP operating income to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and non-recurring expenses.  The Company has begun to use core earnings as it believes that it more accurately reflects the Company’s current business operations of mortgage originations.   Core earnings adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than fundamental operating income (loss) that reflects the Company’s current business operations.   See the discussion and reconciliation of non-GAAP core earnings further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended			For the Nine Months Ended
(in thousands, except share data)	September 30,	June 30,	September 30,	September 30,	September 30,
(unaudited)	2019	2019	2018	2019	2018
Revenues:
Gain on sale of loans, net	$31,073	$29,472	$13,673	$72,759	$53,896
Servicing fees, net	3,465	3,536	10,124	9,970	29,445
(Loss) gain on mortgage servicing rights, net	(9,755)	(9,887)	(5,192)	(25,264)	2,682
Real estate services fees, net	921	807	711	2,534	3,134
Other	71	187	71	258	278
Total revenues	25,775	24,115	19,387	60,257	89,435
Expenses:
Personnel expense	18,725	14,339	16,061	47,186	50,481
Business promotion	1,292	2,013	4,351	6,228	23,082
General, administrative and other	5,619	5,281	7,897	16,126	27,018
Intangible asset impairment	—	—	4,897	—	18,347
Goodwill impairment	—	—	29,925	—	104,587
Total expenses	25,636	21,633	63,131	69,540	223,515
Operating income (loss):	139	2,482	(43,744)	(9,283)	(134,080)
Other income (expense):
Net interest income	2,490	2,543	411	6,829	1,977
Change in fair value of long-term debt	304	388	(785)	958	697
Change in fair value of net trust assets	(1,724)	(1,459)	(1,315)	(5,866)	(3,236)
Total other income (expense)	1,070	1,472	(1,689)	1,921	(562)
Earnings (loss) before income taxes	1,209	3,954	(45,433)	(7,362)	(134,642)
Income tax (benefit) expense	(230)	81	12	(62)	4,328
Net earnings (loss)	$1,439	$3,873	$(45,445)	$(7,300)	$(138,970)
Other comprehensive earnings (loss):
Change in fair value of mortgage-backed securities	107	(7)	—	120	—
Change in fair value of instrument specific credit risk	72	267	25	436	(1,940)
Total comprehensive earnings (loss)	$1,618	$4,133	$(45,420)	$(6,744)	$(140,910)

Diluted weighted average common shares	21,259	21,189	21,071	21,179	20,996
Diluted earnings (loss) per share	$0.07	$0.18	$(2.16)	$(0.34)	$(6.62)

Net earnings (loss) for the third quarter of 2019 increased from the three months ended September 30, 2018 as a result of an increase in gain on sale of loans, net as well as a decrease in operating expenses and intangible asset and goodwill impairment charges partially offset by a mark-to-market decrease in fair value of our MSRs.  The increase in gain on sale of loans during the third quarter of 2019 was due to origination volumes increasing to $1.6 billion, with margins of approximately 190 bps as compared to $0.9 billion in originations in the third quarter of 2018, with margins of approximately 160 bps.  The increase in margins was a result of the significant drop in mortgage interest rates during the third quarter of 2019, which led to wider gain on sale margins.  The primary driver of margin expansion was an increase in our consumer direct originations, which increased to 85% of total originations during the three months ended September 30, 2019 as compared 51% of total originations during the same period in 2018.  During the third quarter of 2019, operating expenses (personnel, business promotion and general, administrative and other) decreased to $25.6 million from $28.3 million (excluding impairment) for the quarter ended September 30, 2018.

Total expenses decreased by $37.5 million, or 59%, to $25.6 million for the third quarter of 2019, compared to $63.1 million for the comparable period in 2018.  Excluding goodwill and intangible asset impairment, total expenses decreased by $2.7 million, or 9% for the third quarter of 2019 as compared to the comparable quarter in the prior period.  Personnel expense increased $2.7 million to $18.7 million for the three months ended September 30, 2019 as compared to the same period in 2018.  The increase is primarily related to an increase in staffing levels and commission expense as a result of the aforementioned increase in origination volumes, which increased 92% during the third quarter of 2019 as compared to the same period in 2018.  Despite the increase in personnel expense as a result of the increase in origination volume during the quarter, personnel expense decreased to 114 bps of funding’s as compared to 188 bps of fundings for the same period in 2018.  As a result of the decrease in mortgage interest rates in 2019, we have increased overhead to align capacity levels with our increased origination projections. As a result, average headcount increased 8% for the third quarter of 2019 as compared to the same period in 2018.

Business promotion decreased $3.1 million to $1.3 million for the three months ended September 30, 2019 as compared to $4.4 million for the same period in the prior year.  Business promotion decreased as a result of the shift in consumer direct marketing strategy we made in the latter half of 2018 away from radio and television advertisements to a digital campaign.  The shift in strategy allows for a more cost effective approach, increasing the ability to be more price and product competitive to more specific target geographies.

General, administrative and other expenses decreased to $5.6 million for the three months ended September 30, 2019, compared to $7.9 million for the same period in 2018.  The decrease was partially related to a $1.3 million reduction in legal fees as a result of the Company successfully resolving, through dismissal or settlement, three long-standing litigation matters in 2018, which dated back to origination and securitization activities related to the mortgage crisis of 2008.  The decrease in general, administrative and other expense was also attributable to a $757 thousand decrease in intangible asset amortization, which was fully written-off, or amortized in 2018, and a $330 thousand decrease in occupancy expense as a result of the relocation of the retail direct division into our corporate office in the fourth quarter of 2018.  Partially offsetting the decrease was a $142 thousand increase in other general and administrative expenses.

Servicing Portfolio Data

(in millions)

	As of September 30, 2019	As of June 30, 2019	% Change	As of September 30, 2018	% Change
Mortgage Servicing Portfolio (UPB)	$5,374.0	$5,956.9	-10%	$16,789.5	-68%
Mortgage Servicing Rights	$40.8	$50.3	-19%	$181.0	-77%

	Q3 2019	Q2 2019	% Change	Q3 2018	% Change
Servicing Fees, Net	$3.5	$3.5	0%	$10.1	-65%

The mortgage servicing portfolio decreased to $5.4 billion at September 30, 2019 as compared to $6.0 billion at June 30, 2019 and $16.8 billion at September 30, 2018.  The decrease was due to a shift in strategy during the second half of 2018 to direct our efforts on repositioning the Company by focusing on our core NonQM lending business and strengthen our liquidity position. During the fourth quarter of 2018, we sold approximately $10.5 billion UPB of

MSRs.  During the three and nine months ended September 30, 2019, we continued to selectively retain mortgage servicing as well as increase whole loan sales on a servicing released basis to investors.

The servicing portfolio generated net servicing fees of $3.5 million in the third quarter of 2019, a 65% decrease over the net servicing fees of $10.1 million in the third quarter of 2018 as a result of the aforementioned mortgage servicing sales in 2018.  Delinquencies within the servicing portfolio have remained low at 0.38% for 60+ days delinquent as of September 30, 2019 as compared to 0.25% at December 31, 2018.

For the three months ended September 30, 2019, (loss) gain on MSRs, net was a loss of $9.8 million compared to a loss of $5.2 million in the comparable 2018 period.  For the three months ended September 30, 2019, we recorded a $9.8 million loss from a change in fair value of MSRs primarily due to changes in fair value associated with changes in market rates, inputs and assumptions as well as voluntary and scheduled prepayments.  As a result of the aforementioned decrease in interest rates during the third quarter of 2019, $9.3 million of the $9.8 million change in fair value of MSRs was due to prepayments, with $5.3 million due to an increase in prepayment speed assumptions and $4.0 million due to voluntary prepayments.

Origination Data

(in millions)

	Q3 2019	Q2 2019	% Change	Q3 2018	% Change
Total Originations
Retail	$1,386.1	$566.5	145%	$432.7	220%
Correspondent	$57.9	$52.9	9%	$200.6	-71%
Wholesale	$192.3	$202.0	-5%	$219.9	-13%
Total Originations	$1,636.3	$821.4	99%	$853.2	92%

	Q3 2019	Q2 2019	% Change	Q3 2018	% Change
NonQM Originations
Retail	$37.6	$74.6	-50%	$100.6	-63%
Correspondent	$49.9	$45.3	10%	$60.1	-17%
Wholesale	$169.9	$195.2	-13%	$188.5	-10%
Total NonQM Originations	$257.4	$315.1	-18%	$349.2	-26%

During the third quarter of 2019, total originations increased 99% to $1.6 billion as compared to $821.4 million in the second quarter of 2019 and increased 92% as compared to $853.2 million in the third quarter of 2018.  The increase in originations from the second quarter of 2019 and third quarter of 2018 was the result of the continued drop in mortgage interest rates during the third quarter of 2019.

During the third quarter of 2019, the origination volume of NonQM loans decreased to $257.4 million as compared to $315.1 million in the second quarter of 2019 and decreased from $349.2 million in the third quarter of 2018.   In the third quarter of 2019, the retail channel accounted for 15% of NonQM originations while the wholesale and correspondent channels accounted for 85% of NonQM production. In the second quarter of 2019, the retail channel accounted for 24% of NonQM originations while the wholesale and correspondent channels accounted for 76% of NonQM production as compared 29% and 71%, respectively, in the third quarter of 2018. The NonQM loans originated since 2016 have all been sold on a servicing released basis.  For the third quarter of 2019, our NonQM origination volume had an average FICO of 728 and a weighted average LTV of 71%, as compared to an average FICO of 732 and a weighted average LTV of 70% for the second quarter of 2019.

Summary Balance Sheet	September 30,	December 31,
(in thousands, except per share data)	2019	2018
ASSETS
Cash	$24,115	$23,200
Mortgage loans held-for-sale	1,038,942	353,601
Mortgage servicing rights	40,827	64,728
Securitized mortgage trust assets	2,795,117	3,165,590
Other assets	77,011	40,824
Total assets	$3,976,012	$3,647,943

LIABILITIES & STOCKHOLDERS’ EQUITY
Warehouse borrowings	$971,595	$284,137
Debt	68,570	69,841
Securitized mortgage trust liabilities	2,777,872	3,148,215
Other liabilities	53,680	35,575
Total liabilities	3,871,717	3,537,768
Total equity	104,295	110,175
Total liabilities and stockholders’ equity	$3,976,012	$3,647,943

Book value per share	$4.91	$5.22
Tangible Book value per share	$4.91	$5.22

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “The second and third quarters of 2019 mark the first consecutive quarters of both positive GAAP and Core Earnings for the Company since the second and third quarters of 2017.  Year to date 2019 Core Earnings of $14 million contrast to 2018 Core Losses of $28 million for the same period, a $42 million favorable delta of approximately $2 per share.  These results validate our commitment to maintaining a diversified product and channel offering.  The Company’s GSE-driven call center and NonQM driven third party businesses are complimentary.  The call center is scalable, providing high volume at reasonable margins in a refinance environment as evidenced by our ability to execute on $1.4 billion in originations in the third quarter, a 145% increase in volume over the second quarter.  Our third party channels through our NonQM offerings produce interest rate inelastic volume at superior margins.  The momentum created this year should accelerate in the future as we continue to invest in technology, product design, industry talent and geographic expansion.”

Non-GAAP Financial Measures

This release contains core earnings (loss) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Core earnings (loss) and core earnings (loss) per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net income (loss) includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results.  Core earnings (loss), is considered a non-GAAP financial measurement.  Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core earnings (loss) is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions it reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core earnings (loss) and per share non-GAAP core earnings (loss) to GAAP net income (loss):

	For the Three Months Ended			For the Nine Months Ended
Core Earnings (Loss)	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except share data)	2019	2019	2018	2019	2018
Net earnings (loss) before tax:	$1,209	$3,954	$(45,433)	$(7,362)	$(134,642)

Change in fair value of mortgage servicing rights	5,264	6,920	(841)	15,853	(24,621)
Change in fair value of long-term debt	(304)	(388)	785	(958)	(697)
Change in fair value of net trust assets, including trust REO gains	1,724	1,459	1,315	5,866	3,236
Legal settlements and professional fees, for legacy matters	—	—	1,420	50	3,775
Severance	—	—	1,091	539	1,832
Intangible asset impairment	—	—	4,897	—	18,347
Goodwill impairment	—	—	29,925	—	104,587
Core earnings (loss) before tax	$7,893	$11,945	$(6,841)	$13,988	$(28,183)

Diluted weighted average common shares	21,259	21,189	21,071	21,179	20,996
Diluted core earnings (loss) per share before tax	$0.37	$0.56	$(0.32)	$0.66	$(1.34)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Diluted earnings (loss) per share	$0.07	$0.18	$(2.16)	$(0.34)	$(6.62)
Adjustments:
Income tax (benefit) expense	(0.01)	—	—	—	0.21
Change in fair value of mortgage servicing rights	0.24	0.33	(0.03)	0.75	(1.17)
Change in fair value of long-term debt	(0.01)	(0.02)	0.04	(0.05)	(0.03)
Change in fair value of net trust assets, including trust REO gains	0.08	0.07	0.06	0.27	0.15
Legal settlements and professional fees, for legacy matters	—	—	0.07	—	0.18
Severance	—	—	0.05	0.03	0.09
Intangible asset impairment	—	—	0.23	—	0.87
Goodwill impairment	—	—	1.42	—	4.98
Diluted core earnings (loss) per share before tax	$0.37	$0.56	$(0.32)	$0.66	$(1.34)

Conference Call

The Company will hold a conference call on November 7, 2019, at 3:00 p.m. Pacific Time (6:00 p.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 3484106, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”“ appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  successful development, marketing, sale and financing of new and existing financial products; expansion of NonQM loan originations; ability to successfully diversify our loan products; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com